UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

IMMUNOSYN CORPORATION
(Exact Name of Registrant as Specified in its Charter)

__________________________________

Delaware	26-0240347
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

4225 Executive Square, Suite 260,
La Jolla, CA  92037
(858) 200-2320
 (Address and telephone number of principal executive offices)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered:	Name of each exchange on which each class is to be registered:
None	None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☒

Securities Act registration statement file number to which this form relates:  N/A
(If applicable)
__________________________________

Securities to be registered pursuant to Section 12(g) of the Act:
Common Stock, par value $ 0.0001 per share
(Title of Class)

Item 1.  Description of Registrant’s Securities to be Registered.

This registration statement relates to the common stock, par value $0.0001 per share (the “Common Stock”), of Immunosyn Corporation (the “Registrant”).  Registrant’s authorized stock consists of  450,000,000 shares of Common Stock, par value $0.0001 per share, of which 425,000,000 is Common Stock, par value $0.0001 per share, and 25,000,000 is preferred stock, par value $0.0001 per share.  As of October 19, 2007, there were 272,000,000 shares of Common Stock issued and outstanding and no shares of preferred stock issued and outstanding.

Common Stock

Voting Rights

Each holder of Common Stock is entitled to one vote for each share of Common Stock held on all matters submitted to a vote of stockholders.

Dividends

Subject to preferences that may be applicable to any then-outstanding shares of preferred stock, if any, and any other restrictions, holders of Common Stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the Registrant’s board of directors out of legally available funds. The Registrant and its predecessors have not declared any dividends in the past.  Further, the Registrant does not presently contemplate that there will be any future payment of any dividends on Common Stock.

Preferred Stock

The Registrant has the authority to issue 25,000,000 shares of preferred stock in one or more series and to determine all of the rights, preferences, privileges and restrictions of the preferred stock.  As of the date of this registration statement, the Registrant does not have any preferred stock issued or outstanding.   An issuance of preferred stock in the future may have the effect of delaying or preventing a change in control without further action by Registrant’s stockholders and may adversely affect the voting, dividend and other rights of the holders of Registrant’s Common Stock.  In addition, the issuance of preferred stock with voting and/or conversion rights may adversely affect the voting power of the holders of Registrant’s Common Stock, including the loss of voting control to others.

Anti-Takeover Effect of Delaware Law and Certain Charter and By-Law Provisions

The Registrant’s Certificate of Incorporation and By-laws contain provisions that could have the effect of discouraging potential acquisition proposals or tender offers or delaying or preventing a change of control of the Registrant. These provisions have the following effects:

•
they provide that only business brought before an annual meeting by the Registrant’s board of directors or by a stockholder who complies with the procedures set forth in the By-laws may be transacted at an annual meeting of stockholders;

•
they provide that only business brought before an annual meeting by the Registrant’s board of directors or by a stockholder who complies with the procedures set forth in the By-laws may be transacted at an annual meeting of stockholders;

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they do not include a provision for cumulative voting in the election of directors.  Under cumulative voting, a minority stockholder holding a sufficient number of shares may be able to ensure the election of one or more directors. The absence of cumulative voting may have the effect of limiting the ability of minority stockholders to effect changes in the Registrant’s board of directors and, as a result, may have the effect of deterring a hostile takeover or delaying or preventing changes in control or management of the Registrant; and

•
they allow the Registrant to issue, without stockholder approval, up to 25,000,000 shares of preferred stock that could adversely affect the rights and powers of the holders of the Registrant’s Common Stock. In some circumstances, this issuance could have the effect of decreasing the market price of the Registrant’s Common Stock, as well.

The Registrant is also subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law.  In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner.  For purposes of Section 203, a “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior, did own, 15% or more of the voting stock of the Delaware corporation.

Item 2.  Exhibits.

Exhibit No.	Description
3.1.
Certificate of Incorporation of Immunosyn Corporation (Incorporated herein by reference to Exhibit 3.1 to a Registration Statement on Form SB-2 (Registration Statement No. 333-137881) filed with the Securities and Exchange Commission on October 6, 2006).

3.2.
By-laws (Incorporated herein by reference to Exhibit 3.2 to a Registration Statement on Form SB-2 (Registration Statement No. 333-137881) filed with the Securities and Exchange Commission on October 6, 2006).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Immunosyn Corporation

October 23, 2007	By:	/s/ Douglas McClain, Jr.
Douglas McClain, Jr. Chairman of the Board (on behalf of the Registrant)